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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


For more information please contact:
WRP CORPORATION
Alan E. Zeffer, Chief Executive Officer
Ph:      630.285.9191
Fax:     630.285.9469

GAVIN ANDERSON & COMPANY
Mayura James-Hooper, Associate Director
Ph:      212.515.1978
Fax:     212.515.1949


                      WRP CORPORATION ANNOUNCES NAME CHANGE
               TO AHPC HOLDINGS, INC. AND NEW STOCK SYMBOL, "GLOV"


ITASCA, IL, MAY 13, 2004 - WRP CORPORATION (NASDAQ: WRPC), a leading distributor and supplier of disposable gloves and other products to the foodservice, healthcare, retail and industrial markets, today announced that effective May 14, 2004, it will change its name from WRP Corporation to AHPC Holdings, Inc. This name change was approved by shareholders at a special meeting held on January 20, 2004.

The Company also announced that it would change its stock symbol to "GLOV", commencing with the opening of trading on May 14, 2004. Along with the name and ticker change, the company has a new CUSIP number, 001303106.

Holders of stock certificates and notes bearing the name "WRP Corporation" will be contacted by our transfer agent, Illinois Stock Transfer Co., in order to exchange them for new certificates.

WRP Corporation, headquartered in Itasca, through its wholly owned subsidiary, American Health Products Corporation, is a top marketer of disposable medical examination, foodservice and retail gloves and other personal protection products to the healthcare, foodservice, retail and industrial markets nationwide.



This Press Release contains forward-looking statements, which involve numerous risks and uncertainties, including, but not limited to, the Company's ability to maintain current sales levels at current margins and ability to maintain in place the Company's current line of credit or replace it with an alternate substitute. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

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